Shareholder Meetings Results:

The Fund held its annual meeting of shareholders on July 23, 2008. Shareholders voted to re-elect Robert E. Connor and John C. Maney and to elect
Diana L. Taylor as Trustees, as indicated below:

							 	Withheld
				     Affirmative 		Authority
Re-election of Robert E. Connor
Class III - to serve until 2011       8,029,620 		 122,256
Re-election of John C. Maney
Class III - to serve until 2011	      8,037,732 		 114,144
Election of Diana L. Taylor
Class II - to serve until 2010 	      8,037,163 		 144,713
_________________________________________________________________________
Messrs. Paul Belica, Hans W. Kertess, William B. Ogden, IV, and R. Peter Sullivan III continue to serve as Trustees of the Fund.

At a special meeting of shareholders held on November 12, 2008, shareholders approved the change of the Fund's Sub-Adviser responsible for the option strategy from Oppenheimer Capital LLC to Nicholas-Applegate Capital Management LLC, as indicated below:

						    Withheld
		Affirmative	   Against	    Authority
		 4,471,343  	   124,566	     159,400
_________________________________________________________________________